EXHIBIT 10.9

[*]

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ANTIBODY GENERATION AGREEMENT

This ANTIBODY GENERATION AGREEMENT is entered into and effective as of December 2011 (the “Effective Date”), by and between ANAPTYSBIO, INC., a Delaware corporation (“AnaptysBio”), having its principal place of business at 10421 Pacific Center Court, Suite 200, San Diego, CA 92121, and CELGENE CORPORATION, a Delaware corporation (together with its subsidiaries and affiliates hereinafter collectively referred to as “Client”), having its principal place of business at 86 Morris Avenue, Summit, NJ 07901.

WHEREAS, AnaptysBio possesses proprietary technology useful for the discovery, modification, optimization and humanization of antibodies; and

WHEREAS, Client wishes to have AnaptysBio apply such technology to one or more biological targets and/or antibodies selected by Client for the purpose of generating antibodies for use in the development of human therapeutic agents.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	DEFINED TERMS.

1.1 “Accounting Standards” shall mean (a) GAAP (United States Generally Accepted Accounting Principles); or (b) IFRS (International Financial Reporting Standards), in either case, consistently applied.

1.2 “Affiliate” shall mean any entity that, directly or indirectly through one or more intermediaries, is controlled by, controlling, or under common control with a party hereto, for so long as such control exists, and shall include any entity more than 50% of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by a party, and any entity which owns or controls, directly or indirectly, more than 50% (or such lesser percentage that is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) of the voting stock of a party. As used in this Section 1.1, “control” means to possess, directly or indirectly, the power to direct the management and policies of an entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance.

1.3 “AnaptysBio Platform” shall mean AnaptysBio’s proprietary technology that is generally applicable to the discovery, modification, optimization and/or humanization of antibodies and/or other proteins, and/or nucleic acids relating thereto (including, without limitation, the expression, manufacture and formulation of any of the foregoing), such as, but not limited to, software, nucleic acids, vectors, cell lines, libraries, screening systems, reagents, methods, databases and instrumentation that, in each case, is Controlled by AnaptysBio on or after the Effective Date. The AnaptysBio Platform shall exclude Client Technology.

1.4 “AnaptysBio Technology” shall mean: (a) to the extent Controlled by AnaptysBio on the Effective Date or during the Research Period, all Information relating to the AnaptysBio Platform; and (b) all patent and other intellectual property rights in any of the foregoing. Without limiting the generality of the foregoing, AnaptysBio Technology shall include any such Information generated, discovered or developed in whole or in part by employees or agents of AnaptysBio in performing any Project, or otherwise generated, discovered or developed in whole or in part by employees or agents of AnaptysBio during the term of this Agreement; in each case, to the extent any of the foregoing: (i) relate or apply to the AnaptysBio Platform, improvements to the AnaptysBio Platform, or the use of the AnaptysBio Platform or any such AnaptysBio Platform improvements; or (ii) are generally applicable to the discovery, modification, optimization or humanization of proteins and nucleic acids (including, without limitation, the expression and manufacture thereof). AnaptysBio Technology shall exclude Client Technology.

1.5 “Antibody” shall mean any immunoglobulin molecule, or fragment thereof, whether in monospecific or other form, and shall include any immunoglobulin fragment (such as Fv, Fab, F(ab’)2) containing one or more complementarity determining regions (CDRs) or framework regions (FRs)), any fusion protein comprising an immunoglobulin molecule or immunoglobulin molecule fragment and any single chain antibody (such as scFv), any truncation of any of the foregoing, or any derivative or modification of any of the foregoing.

1.6 “BLA” shall mean a biologics license application, as defined in the United States Federal Food, Drug and Cosmetic Act of 1938, as amended from time to time, and all rules, regulations and guidance promulgated thereunder, or any successor application thereto, or any foreign equivalent application, registration, certification or approval that is required prior to the marketing, distribution, sale and/or other commercial exploitation of a biological product for human use in a regulatory jurisdiction.

1.7 “Client Antibody” shall mean, with respect to a particular Project, the starting Antibody (if any) identified in the applicable Research Plan.

1.8 “Client Assay” shall mean, with respect to a particular Project, any assay identified in the applicable Research Plan that is to be transferred by Client to AnaptysBio (if any).

1.9 “Client Information” shall mean, with respect to a particular Project: (a) the Information (other than chemical or biological materials) identified in the applicable Research Plan that is to be provided by Client to AnaptysBio in connection with such Project, and (b) any additional Information disclosed by Client to AnaptysBio in connection with Client’s transfer to AnaptysBio of the Client Materials for such Project.

1.10 “Client Materials” shall mean, with respect to a particular Project, collectively, the chemical or biological samples of Client Antibody and Client Target to be provided, and the Client Assay(s) to be transferred, by Client to AnaptysBio for use in the performance of such Project, each as set forth in the applicable Research Plan.

1.11 “Client Results” shall mean, with respect to a particular Project, effective only upon and from such time as Client has made full and timely payment of the Success Fee for such Project to AnaptysBio:

(a) any and all data and results generated, discovered or developed by or on behalf of Client as a result of performing the Evaluation (but excluding AnaptysBio Technology); and

(b) any and all data and results generated, discovered or developed by or on behalf of Client after payment of the Success Fee using any Delivered Antibody(ies) and/or Delivered Antibody Information.

1.12 “Client Target” shall mean, with respect to a particular Project, the biological target identified in the applicable Research Plan.

1.13 “Client Technology” shall mean: (a) Client Materials and Client Information; (b) if applicable, Client Results; and (c) all patent and other intellectual property rights in any of the foregoing.

1.14 “Confidential Information” shall mean all Information, tangible or intangible, whether in written, graphic, oral, visual or electronic form, that is disclosed or made available by one party to the other party under this Agreement and is not subject to the exceptions set forth in Section 5.2. Confidential Information provided by a party to the other party in written, graphic or electronic form shall be marked “Confidential.” Confidential Information initially provided by a party to the other party orally or visually shall be summarized in a writing marked “Confidential” which shall be delivered to the other party within 30 days after the initial oral or visual disclosure.

1.15 “Controlled” shall mean, with respect to any Information or intellectual property rights, possession by a party of the ability (whether by ownership, license or otherwise) to grant a license or a sublicense of or under such Information or intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party.

1.16 “Delivered Antibody” shall mean, with respect to a particular Project, any Antibody resulting from AnaptysBio’s performance of such Project that is delivered to Client pursuant to Section 2.3(a).

1.17 “Delivered Antibody Information” shall mean, with respect to a particular Project: [*], as more fully described in the applicable Research Plan.

1.18 “Delivered Antibody Inventions” shall have the meaning provided in Section 4.4(a).

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1.19 “Delivered Antibody Patents” shall mean all patents and patent applications claiming or disclosing any Delivered Antibody Invention(s).

1.20 “Evaluation” shall have the meaning provided in Section 2.4(a).

1.21 “Evaluation Period” shall have the meaning provided in Section 2.4(a).

1.22 “Excluded Costs” shall mean, with respect to a particular Project: (a) the reasonable out-of-pocket costs of specialized reagents, supplies or equipment, or specialized services performed by Third Party subcontractors of AnaptysBio, that, in each case, are needed specifically for such Project but are not generally required for other similar projects AnaptysBio performs on behalf of Third Parties; and (b) all reasonable out-of-pocket travel costs pre-approved by Client, that are in compliance with Client’s travel policy, and incurred by AnaptysBio in the event that Client requests, and AnaptysBio agrees, that any AnaptysBio personnel provide technical assistance at any location other than AnaptysBio’s facilities in connection with such Project.

1.23 “First Commercial Sale” shall mean the first sale of a Product by Client or any of its Affiliates, licensees or sublicensees to a Third Party for end use or consumption in a country after the governing health regulatory authority of such country has granted marketing approval (e.g., BLA approval) with respect to such Product. Sale to an Affiliate or to a licensee or sublicensee of Client or any of its Affiliates shall not constitute a First Commercial Sale.

1.24 “Information” shall mean know-how, trade secrets, data, inventions, proprietary software, works of authorship, designs, techniques, methods, processes, formulations, structure and other information relating to compounds, compositions, specifications, reagents, ideas and information.

1.25 “Joint Invention” shall mean any invention, whether or not patentable, that is made jointly (as determined in accordance with U.S. laws of inventorship) by one or more employees, consultants or contractors of Client and one or more employees, consultants or contractors of AnaptysBio, in the course of activities undertaken pursuant to this Agreement; but, in each case, excluding AnaptysBio Technology and Client Technology.

1.26 “Joint Patents” shall have the meaning provided in Section 4.4(b).

1.27 “Materials” shall have the meaning provided in Section 2.6.

1.28 “Net Sales” shall mean [*].

1.29 “Phase 1 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 1 study as defined in 21 CFR § 312.21(a) (or its successor regulation) or any foreign equivalent thereof.

1.30 “Phase 2 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b) (or its successor regulation) or any foreign equivalent thereof.

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1.31 “Phase 3 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 CFR § 312.2l(c) (or its successor regulation) or any foreign equivalent thereof.

1.32 “Product” shall mean any product, composition, method, device, or service (a) that comprises, contains or uses any Delivered Antibody (or any derivative or modification of a Delivered Antibody), in whole or in part, or (b) the manufacture, use, sale, offer for sale or import of which is covered by any Delivered Antibody Patent.

1.33 “Project” shall mean a project directed to either [*].

1.34 “Project Goals” shall mean, with respect to a particular Project, the specific design goals with respect to binding affinity and specificity of the Antibodies to be generated and characterized by AnaptysBio in such Project, as set forth in the applicable Research Plan.

1.35 “Remaining Materials” shall mean any and all biological or chemical materials derived from the Client Materials in the course and as a result of performance of a Project by or on behalf of AnaptysBio. Notwithstanding the foregoing, Remaining Materials shall exclude the Delivered Antibodies.

1.36 “Research Period” shall mean the period commencing on the Effective Date and, subject to earlier termination of this Agreement in accordance with Article 7, [*]

1.37 “Research Plan” shall have the meaning provided in Section 2.1(b).

1.38 “Results” shall mean, with respect to a particular Project: (a) any and all data and results generated, discovered or developed by or on behalf of AnaptysBio in the course and as a result of performance of such Project, which data and results relate specifically and solely to the applicable Client Materials, Client Information and/or Delivered Antibodies; and (b) any and all data and results generated is covered or developed by or on behalf of Client as a result of performing the Evaluation of Delivered Antibodies from such Project (it being understood that upon payment of the Success Fee for such Project to AnaptysBio, the data and results described in this clause (b) shall be deemed Client Results). Notwithstanding the foregoing, the Results shall exclude the AnaptysBio Technology and the Client Technology.

1.39 “Subject AnaptysBio Patent” shall mean any patent application or patent within the AnaptysBio Technology that:

(a) claims any invention that AnaptysBio either (i) used in generating a particular Delivered Antibody assigned to Client hereunder, or (ii) incorporated into a particular Delivered Antibody assigned to Client hereunder; and

(b) would, in the absence of a license thereunder, be infringed by the manufacture, use, sale, offer for sale or import of such Delivered Antibody.

1.40 “Success Fee” shall have the meaning provided in Section 3.3.

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1.41 “Success Fee Due Date” shall mean, with respect to a particular Project, the date that is [*] after expiration of the Evaluation Period and receipt of invoice for such Project. Notwithstanding the foregoing, if, prior to expiration of the Evaluation Period for a Project, Client exercises its rights under Section 2.4(b) with respect to such Project, then the “Success Fee Due Date” shall be the date that is [*].

1.42 “Third Party” shall mean any entity other than AnaptysBio or Client or an Affiliate of AnaptysBio.

1.43 “Valid Claim” means a claim of an issued patent that has not expired or been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period), or a claim within a patent application that has not been revoked, cancelled, withdrawn, held invalid or abandoned and which has not been pending for more than [*] years from its first priority filing date.

2.	STEERING COMMITTEE, PROJECTS AND DELIVERABLES.

2.1 Steering Committee and Projects.

(a) Steering Committee. A steering committee (hereinafter the “Steering Committee”) shall be formed within [*] after the Effective Date, as further described at Exhibit B.

(b) Approval of Projects. During the Research Period, AnaptysBio shall perform the [*] Projects for Client attached hereto as Exhibit A (the “Research Plan”) and the Projects described therein (the “Projects”). During the performance of a Project, [*]. If AnaptysBio disputes in good faith that a proposed substitute Project is feasible, AnaptysBio shall so notify Client within [*] after receipt of the Project Notice, and the parties shall confer in good faith regarding the matter, [*]. In addition, in the event AnaptysBio [*]. Unless AnaptysBio provides notice as set forth above that [*], which shall be in a form acceptable to the parties and shall specify the following information for such substitute Project:

[*]

(c) Research Plans. Each Research Plan shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in such Research Plan. To the extent any terms of a Research Plan conflict with the terms of this Agreement, the terms of this Agreement shall control, unless and only to the extent that such Research Plan expressly states the intent of the parties that the Research Plan supersede this Agreement with respect to a specific matter. Each fully-executed Research Plan shall be deemed incorporated herein by reference, and a copy thereof shall be attached to this Agreement. Any changes to a Research Plan shall be in writing, executed by an authorized representative of each party, attached to the original Research Plan, and incorporated herein and therein by reference.

(d) Exclusivity. On a Project-by-Project basis, commencing on acceptance of the Research Plan for each Project and expiring on, as applicable, [*]; except for the activities under this Agreement, AnaptysBio shall not [*]. Notwithstanding the preceding sentence or any

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other provision of this Agreement to the contrary, AnaptysBio shall at all times be free to conduct, participate in, or fund, directly or indirectly, alone or with any Third Party, any activities directed to the discovery, research or commercialization of Antibodies that: [*].

2.2 Transfer and Use of Client Materials and Information. As promptly as practicable after mutual written approval of the Research Plan for each substitute Project (or after the Effective Date in the case of the Projects), Client shall deliver to AnaptysBio the Client Materials and the Client Information for such Project as specified in the applicable Research Plan.

2.3 Performance of Projects; Substitution of Projects; Deliverables. On a Project-by-Project basis, promptly following receipt of the Client Materials and Client Information for a Project, AnaptysBio shall use commercially reasonable efforts to perform such Project, as described in the applicable Research Plan. In the event that the research term of the Project exceeds [*] or a substitute Project is agreed to by the parties under Section 2.l(b), and the combined research term of the Project and substitute Project exceed [*], the parties agree to negotiate in good faith additional funding payments for the time period that is in excess of [*]. In addition, such substitute Project shall not be counted as an additional Project. AnaptysBio may perform some Project activities through one or more subcontractors, provided that AnaptysBio shall at all times be fully responsible for the compliance of its subcontractors with this Agreement. Promptly following AnaptysBio’s completion of its responsibilities under each Research Plan, AnaptysBio shall:

(a) deliver to Client the Antibodies generated and characterized in the course of the performance of the applicable Project that meet the Project Goals; [*]; and

(b) provide a written report to Client setting forth, for each Delivered Antibody from such Project, [*].

For the avoidance of doubt, AnaptysBio shall have no obligation: (A) to generate or characterize Antibodies other than as expressly set forth in the Research Plans; (B) to deliver to Client any Antibodies other than as expressly set forth in Section 2.3(a); (C) to disclose to Client any Results with respect to any Antibody other than the Delivered Antibody Information with respect to the Delivered Antibodies; or (D) to disclose to Client any Information regarding the AnaptysBio Platform.

2.4 Client Evaluation of Delivered Antibodies.

(a) Evaluation. Commencing upon Client’s receipt of the Delivered Antibodies and Delivered Antibody Information from each Project and for a period of [*] thereafter, or such extended time period as may mutually agreed by the parties (the “Evaluation Period”), Client will [*]. Client may conduct the Evaluation either directly or indirectly through its Affiliate(s), agent(s), consultant(s) and/or subcontractor(s), provided that Client shall at all times be fully responsible for the compliance of its Affiliate(s), agent(s), consultant(s) and/or subcontractor(s) with this Agreement and, prior to providing any Delivered Antibody or Delivered Antibody Information to any agent, consultant or subcontractor, shall obtain the written agreement of such agent, consultant or subcontractor to be bound by clauses (ii) and (iii)

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of Section 2.5(a). Unless Client notifies AnaptysBio in writing on or before the end of the Evaluation Period for a Project that Client in good faith believes that [*]. In addition, regardless of whether or not Client has completed any or all Evaluation activities by the end of the Evaluation Period for a Project, Client shall not have the right to deliver a notice to AnaptysBio that the Project Goals for such Project have not been met unless Client has generated data during such Evaluation Period, through performance of Evaluation activities, to support its contention that none of such Delivered Antibodies meets the Project Goals. If Client notifies AnaptysBio in writing by the end of the Evaluation Period for a Project that Client in good faith believes that [*].

(b) Independent Laboratory Determination. If Client notifies AnaptysBio in writing by the end of the Evaluation Period for a Project that Client in good faith believes that [*] of the Delivered Antibodies] from such Project do not meet the Project Goals, and AnaptysBio in good faith does not agree that [*] of the Delivered Antibodies from such Project do not meet the Project Goals, then [*]. The parties will initially share the costs of the independent laboratory’s analysis on an equal basis in accordance with a pre-agreed budget and maximum cost for such activities, but the party in whose favor the independent laboratory rules shall be entitled to have its share of such costs reimbursed by the other party promptly following such determination.

2.5 Use of Delivered Antibodies, Information and Results.

(a) Prior to Success Fee Due Date. On a Project-by-Project basis, until the Success Fee Due Date for a Project (or, if this Agreement is earlier terminated in accordance with Article 7, until such termination), except as expressly set forth in Sections 2.5(b) and 2.5(c):

(i) AnaptysBio shall solely own all rights in the Delivered Antibodies and Delivered Antibody Information resulting from such Project and associated Results;

(ii) each party shall treat such Delivered Antibodies and Delivered Antibody Information as Confidential Information of the other party in accordance with Article 5;

(iii) Client covenants that: (1) except as expressly permitted by Section 2.4, it will not conduct or have conducted on its behalf, nor cause or allow any Affiliate or Third Party to conduct, any study of any such Delivered Antibody or related Product; (2) Client will not use any such Delivered Antibody or Delivered Antibody Information for any purpose other than the Evaluation; and (3) except as expressly permitted by Section 2.4, Client will not transfer or disclose, or cause to be transferred or disclosed, any such Delivered Antibody, Delivered Antibody Information, or Results to any Affiliate or to any Third Party; and

(iv) AnaptysBio shall not use any such Delivered Antibody, Delivered Antibody Information or Results for any purpose other than performance of such Project.

(b) Success Fee Timely Paid. On a Project-by-Project basis, if Client pays the Success Fee for a Project in full on or before the applicable Success Fee Due Date (or, if this Agreement is earlier terminated in accordance with Article 7, prior to such termination), then effective upon such payment:

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(i) ownership of the Delivered Antibodies and Delivered Antibody Information from such Project and all associated Results shall be assigned solely to Client pursuant to, and subject to the terms and conditions of, Section 4.1;

(ii) AnaptysBio shall treat such Delivered Antibodies, Delivered Antibody Information and Results as Confidential Information of Client in accordance with Article 5; and

(iii) AnaptysBio shall destroy all Results of such Project (other than the Delivered Antibodies and Delivered Antibody Information) and all Remaining Client Materials from such Project.

(c) Success Fee Not Timely Paid. On a Project-by-Project basis, if Client fails to pay the Success Fee for a Project in full on or before the applicable Success Fee Due Date (or, if this Agreement is earlier terminated in accordance with Article 7, prior to such termination), then effective as of such Success Fee Due Date (or such earlier termination, as applicable):

(i) neither party shall file, or cause to be filed, any Delivered Antibody Patent with respect to any Delivered Antibody Invention from such Project;

(ii) Client and AnaptysBio shall immediately destroy all Delivered Antibodies from such Project and, except as expressly set forth in Section 7.4(b), all associated Delivered Antibody Information and Results, and AnaptysBio shall destroy all Remaining Client Materials from such Project, and, in each case, certify such destruction in writing to the other party;

(iii) the Delivered Antibodies and Delivered Antibody Information from such Project and all associated Results shall be considered Confidential Information of both parties; and

(iv) each of Client and AnaptysBio hereby covenants that it will not (either directly or through any Affiliate or Third Party) develop, make, have made, use, sell, have sold, offer for sale or import any such Delivered Antibody or any Product based thereon, or otherwise exploit the associated Delivered Antibody Information or Results.

2.6 Materials Transfer. In connection with a Project, a party may provide to the other party certain biological or chemical materials, including, but not limited to, Client Materials and Delivered Antibodies (collectively, “Materials”). Except as otherwise expressly set forth in this Agreement, all such Materials will remain the sole property of the providing party, will be used only in furtherance of the activities expressly contemplated by this Agreement, will not be used or delivered to or for the benefit of any Third Party (except, in the case of AnaptysBio, in connection with the subcontracting of Project activities in accordance with Section 2.3) without the prior written consent of the providing party, and will be used in compliance with all applicable laws, rules and regulations. The Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. Except as expressly set forth herein, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR

WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

3.	PAYMENTS.

3.1 Initial Fee. Client shall pay to AnaptysBio a one-time, non-refundable, non-creditable initial fee of [*].

3.2 Reimbursement for Excluded Costs.

(a) On a Project-by-Project basis Client shall reimburse AnaptysBio for [*] Except as expressly set forth in such Research Plan, AnaptysBio shall issue written, reasonably detailed invoices to Client for such Excluded Costs on a monthly basis, and Client shall pay each such invoice in full within [*] of receipt.

3.3 Success Fee. On a Project-by-Project basis, Client shall pay to AnaptysBio [*]:

[*]

3.4 Milestone Payments. Subject to the limitations set forth below, within [*] following the first occurrence of each of the events set forth below with respect to each Product arising from a Project, Client shall provide written notice to AnaptysBio of the occurrence of such event and shall pay to AnaptysBio the corresponding milestone payment set forth below (whether such milestone is achieved by Client, its Affiliate or any of their respective licensees or sublicensees):

Milestone Event	Milestone Payment
Upon the successful completion of the first in vivo GLP pharmacology and/or toxicology study of a Product	$500,000

Initiation of the first Phase 1 Clinical Trial of a Product	$1,000,000

[*]	[	*]

[*]	[	*]

[*]	[	*]

[*]	[	*]

Total per Product	[	*]

On a Project-by-Project basis, each of the milestone payments set forth above shall be payable: (a) only once per Product, regardless of the number of times a particular Product achieves any milestone set forth above; and (b) only two times per Project, for the first two Products to achieve any milestone set forth above, regardless of the number of Products from

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such Project that achieve the milestones set forth above; such that the maximum amount payable under this Section 3.4 for each Project shall be [*]. With respect to any particular milestone event set forth above, from and after such time as the corresponding milestone payment has been paid for two Products arising from a Project, Client shall have no further obligation to notify AnaptysBio of the achievement of such milestone event by any other Product arising from such Project or to pay any additional milestone payment for any such achievement. For purposes of the foregoing milestones, “initiation” of a clinical trial shall mean [*]. Each of the foregoing milestone payments shall be payable only one time for the first and second Product arising from a Project and shall not be payable on any additional Products arising from the Project.

3.5 Royalties. Client shall pay to AnaptysBio a royalty equal to [*] percent [*]% of Net Sales of Products. Royalties under this Section 3.5 shall be payable on a Product-by-Product and country-by-country basis from the First Commercial Sale of a Product in a country until the later of [*] (the “Royalty Term”). In the event Client obtains a license under any issued patent of a Third Party in a country for which license Client is obligated to pay such Third Party a royalty on sales of a Product in such country, then Client may offset [*] percent ([*]%) of the royalties actually paid to such Third Party under such patent license with respect to sales of such Product in such country against the royalties due AnaptysBio under this Agreement with respect to Net Sales of such Product in such country, provided that in no event shall the effective royalty rate applicable to Net Sales of such Product in such country hereunder be reduced below [*]% as a result of all such offsets in the aggregate. For the avoidance of doubt, royalties shall be payable only once with respect to the same unit of Product. On a Product-by-Product and country-by-country basis, upon expiration of the Royalty Term for a Product in a country, Client’s licenses and rights hereunder with respect to such Product in such country shall continue in effect, but become fully paid-up, royalty-free, transferable, perpetual and irrevocable.

3.6 Applicability of Payment Obligations. Client acknowledges and agrees that all milestone and royalty payment obligations as set forth in Sections 3.4 and 3.5 shall apply notwithstanding the sale, license, transfer or other disposition by Client of any of its rights with respect to any Delivered Antibody, Product, Delivered Antibody Information or Delivered Antibody Patent. Moreover, Client shall at all times be and remain liable for any and all fees and payments that may become due hereunder with respect to any Delivered Antibody or Product, regardless of whether Client has sold, licensed, transferred or otherwise disposed of any of its rights with respect to such Delivered Antibody or Product or any Delivered Antibody Information or Delivered Antibody Patent to any Affiliate or Third Party. Prior to selling, licensing, transferring or otherwise disposing of any of Client’s rights with respect to any Delivered Antibody, Product, Delivered Antibody Information or Delivered Antibody Patent to any Affiliate or Third Party, Client shall obtain the written agreement of such Affiliate or Third Party, for the benefit of AnaptysBio, to be bound by Sections 3.4 through 3.12 of this Agreement to the same extent as Client, and Client shall provide prompt written notice of any such sale, license, transfer or other disposition to AnaptysBio, including the identity of the applicable Delivered Antibody(ies), Product(s), Delivered Antibody Information and/or Delivered Antibody Patent and the identity of the purchaser, licensee, transferee or other recipient thereof. Client shall ensure that any such transfer arrangement is consistent with the terms of this Agreement.

3.7 Third Party Patents. Except as expressly set forth in Section 4.3(b), Client shall be solely responsible for obtaining such licenses under Third Party patent or other intellectual

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property rights as Client determines are necessary or desirable for the manufacture, use, sale, offer for sale or import of Delivered Antibodies or Products, at Client’s sole expense.

3.8 Payment; Reports. Royalties shall be calculated and reported for each calendar quarter and shall be paid within [*] after the end of each calendar quarter. Each payment shall be accompanied by a report of [*].

3.9 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars and shall be made by electronic funds transfer in immediately available funds to a bank and account designated in writing by AnaptysBio, unless otherwise specified in writing by AnaptysBio. When conversion of payments from any foreign currency is required, such conversion shall be made at the rate of exchange used by Client throughout its accounting system for the applicable calendar quarter.

3.10 Income Tax Withholding. AnaptysBio will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by Client, Client will (a) deduct such taxes from the payment made to AnaptysBio, (b) timely pay the taxes to the proper taxing authority, (c) send proof of payment to AnaptysBio (and, if such tax authority provides a receipt for such payment to Client, a copy of such receipt), and (d) reasonably assist AnaptysBio in its efforts to obtain a credit for or refund of such tax payment.

3.11 Records and Audit Rights. During the Term and for a period of [*] years thereafter, Client shall keep (and shall cause its Affiliates, licensees and sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit AnaptysBio to confirm the accuracy of all royalty payments due hereunder. AnaptysBio shall have the right to cause an independent, certified public accountant reasonably acceptable to Client to audit such records to confirm Net Sales and royalty payments for a period covering not more than the preceding [*] full calendar years. Such audits may be exercised during normal business hours upon reasonable prior written notice to Client. All information received or learned in connection with such audit shall be Confidential Information of Client and shall be subject to Article 5, provided that AnaptysBio may use and disclose such information to the extent necessary to prepare its financial statements. Prompt adjustments shall be made by the parties to reflect the results of such audit. AnaptysBio shall bear the full cost of such audit unless such audit discloses an underpayment by Client of more than [*]% of the amount due under this Agreement, in which case, Client shall bear the full cost of such audit and shall promptly remit to AnaptysBio the amount of any underpayment.

3.12 Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of [*]% per month (or, if lower, the maximum legal annual interest rate). The payment of such interest shall not limit AnaptysBio from exercising any other rights it may have as a consequence of the lateness of any payment.

4.	INTELLECTUAL PROPERTY RIGHTS.

12	*Confidential Treatment Requested.

4.1 Delivered Antibodies. Subject to the terms and conditions of this Agreement, on a Project-by-Project basis, and effective only upon payment in full of the Success Fee for a Project on or before the applicable Success Fee Due Date (or, if this Agreement is earlier terminated in accordance with Article 7, prior to such termination), AnaptysBio hereby assigns to Client all right, title and interest of AnaptysBio in and to the Delivered Antibodies and Delivered Antibody Information from such Project, and the Results of the Evaluation thereof, including all intellectual property rights in any of the foregoing. Client acknowledges and agrees that, notwithstanding any assignment by AnaptysBio to Client of any Delivered Antibody, Delivered Antibody Information and/or any Results of the Evaluation, or any further assignment, license or transfer by Client to any Affiliate or Third Party of any rights in any Delivered Antibody, Product, Delivered Antibody Information and/or Results of the Evaluation, all Delivered Antibodies and Products shall be and remain subject to the milestone and royalty payment obligations set forth in Sections 3.4 and 3.5, respectively.

4.2 AnaptysBio Technology. AnaptysBio shall at all times be and remain the sole and exclusive owner of the AnaptysBio Technology and shall have no obligation to deliver, make available or disclose to Client any AnaptysBio Technology. AnaptysBio shall be free, in its sole discretion, to seek patent or other intellectual property protection of AnaptysBio Technology. Except as expressly set forth in Section 4.3, nothing in this Agreement shall be construed as granting to Client any right or license in any AnaptysBio Technology or any other intellectual property rights of AnaptysBio.

4.3 Freedom to Operate.

(a) Subject AnaptysBio Patents. Subject to the terms and conditions of this Agreement (including Sections 3.4 and 3.5 above and Section 4.3(b) below), on a Project-by-Project basis, to the extent necessary, and effective only upon the effectiveness of the assignment set forth in Section 4.1 for a Project, AnaptysBio shall, and it hereby does, grant to Client a non-exclusive, worldwide, royalty-bearing license under the Subject AnaptysBio Patents associated with a particular Delivered Antibody from such Project, solely to make, have made, use, sell, have sold, offer for sale, and import such Delivered Antibody and related Products for all uses and purposes. The foregoing license will include the right to sublicense solely in conjunction with the grant by Client to a Third Party of a license to make, have made, use, sell, have sold, offer for sale, or import a Product based on such Delivered Antibody. For the avoidance of doubt, the license granted pursuant to this Section 4.3(a) excludes (i) the right to use any AnaptysBio Technology for the purpose of modifying any Antibody (including, without limitation, any Delivered Antibody), and (ii) the right to make, have made, use, sell, have sold, offer for sale, or import any Antibody other than a Delivered Antibody that has been assigned to Client pursuant to Section 4.1 and its related Products.

(b) In-Licensed Patents. With regard to any Subject AnaptysBio Patent licensed to Client pursuant to Section 4.3(a) that is licensed to AnaptysBio by [*]. Subject to mutual execution by the parties of a sublicense agreement with respect to an In-Licensed Patent, AnaptysBio shall be responsible for any payments that may be due to Licensor(s) as a result of Client’s practice of the invention(s) claimed by such In-Licensed Patent within the scope of such sublicense.

13	*Confidential Treatment Requested.

4.4 Patents.

(a) Delivered Antibody Patents. Subject to the terms and conditions of this Agreement, on a Project-by-Project basis and effective only upon effectiveness of the assignment set forth in Section 4.1 for a Project, Client shall have the exclusive right, in its sole discretion and at its own expense, to file and prosecute any patent applications, and to maintain, defend and enforce any resulting patents, claiming or disclosing any Delivered Antibody or Delivered Antibody Information from such Project, any associated Product, or any method of making or using any of the foregoing (collectively, “Delivered Antibody Inventions”). [*]

(b) Joint Patents. For the avoidance of doubt, the parties do not anticipate that there will be any Joint Inventions, as they anticipate that inventions and information resulting from activities under this Agreement are most likely to fall within the scope of AnaptysBio Technology, Client Technology or Delivered Antibody Inventions. However, in the event that any Joint Invention is made, the parties shall mutually agree, on a case-by-case basis, [*]

4.5 Cooperation. The parties shall cooperate in good faith to accomplish the intent of Sections 4.1 and 4.4 and to enable each party to exercise its rights and perform its responsibilities under such Sections, including the execution of all such documents and instruments and the performance of such acts (and causing its relevant employees to execute such documents and instruments and to perform such acts) as may be reasonably necessary in order to permit each party to exercise such rights and perform such obligations.

4.6 No Implied Licenses. No right or license under any Information or intellectual property right of either party is granted or shall be granted by implication hereunder. All such rights or licenses are or shall be granted only as expressly provided in this Agreement.

5.	PROTECTION OF CONFIDENTIAL INFORMATION.

5.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that a party (referred to as the “receiving party’ shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other party. Each party may use the other party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each party may disclose Confidential Information of the other party to those of such party’s employees, directors, contractors and consultants who have a need for such information, provided that such party shall advise such employees, directors, contractors and consultants of the confidential nature thereof, shall insure that each such employee, director, contractor or consultant is bound by obligations of confidentiality at least as stringent as those contained in this Agreement and shall be responsible for the compliance of its employees, directors, contractors and consultants with the terms of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its employees, directors, contractors and consultants do not disclose or make any unauthorized use of the other party’s Confidential Information. Each party will promptly

14	*Confidential Treatment Requested.

notify the other upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

5.2 Exceptions. Confidential Information shall not include any information that the receiving party can prove by competent evidence: (a) was already known to the receiving party prior to receipt from the other party other than as a result of performance of a Project; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party; (c) became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of the receiving party in breach of this Agreement; (d) was disclosed to the receiving party, other than under an obligation of confidentiality, by a Third Party with the lawful right to make such disclosure; or (e) was independently discovered or developed by the receiving party without access to and without the aid, use or application of any Confidential Information disclosed or made available to the receiving party by the other party.

5.3 Authorized Disclosure. Notwithstanding Section 5.1, a party may disclose Confidential Information of the other party, without violating its obligations under this Agreement, to the extent the disclosure is necessary in the following instances:

(a) filing or prosecuting patent applications as permitted by this Agreement;

(b) prosecuting or defending litigation as permitted by this Agreement;

(c) exercising rights expressly granted to such party hereunder;

(d) enforcing the provisions of this Agreement; or

(e) complying with a valid order of a court or other governmental body having jurisdiction or with applicable law; provided that, if legally permissible and to the extent practicable under the circumstances, such party gives reasonable prior written notice to the other party of such required disclosure and, at the other party’s request and expense, cooperates with the other party’s efforts to contest such required disclosure, and/or to obtain a protective order preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation requires, or for which the order was issued, and/or to obtain other confidential treatment of such information.

5.4 Use of Names; Blinded Data. Neither party shall use the other party’s name or trademarks in any advertising, sales, or promotional material or in any publication without the prior written consent of the other party. Notwithstanding the preceding sentence or any other provision of this Article 5, the parties agree that for the purposes of promoting or otherwise highlighting the advantages of the AnaptysBio Technology, AnaptysBio may publish (or cause to be published) or otherwise disclose (or cause to be disclosed) to Third Parties, blinded data relating to Results, Delivered Antibodies and/or Delivered Antibody Information (such data to be limited to the number of projects, the types of projects, number and diversity of Antibodies generated or matured, binding affinity of Antibodies generated or matured, functional assay data, and number and types of mutations observed), at any time during or subsequent to the Term, provided that neither Client nor any Client Target, Client Antibody or Delivered Antibody shall be identified, directly or indirectly, in connection therewith.

15

5.5 Confidentiality of this Agreement. This Agreement and its terms are considered Confidential Information of both parties, and each party shall keep confidential and shall not publish or otherwise disclose this Agreement or its terms without the prior written consent of the other party, except as expressly permitted by Section 5.3, Section 5.4 or Section 5.6, and except that AnaptysBio may disclose this Agreement and its terms to actual or potential investors, strategic partners, acquirers and merger candidates on a confidential basis.

5.6 Publicity. Except as required by judicial order or applicable law, neither party shall make any public announcement concerning this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, from and after such time as Client begins publicly disclosing or discussing Client’s interest and/or efforts in the development of antibodies, AnaptysBio may issue one or more press releases concerning, or otherwise publicly disclose or discuss, the existence of this Agreement and/or the achievement of significant development and regulatory milestones by Products arising from this Agreement, after good faith consultation between the parties with respect to the text and timing of any such press release (or content and timing of any such other public disclosure or discussion) and subject to Client’s prior approval, which shall not be unreasonably withheld.

6.	REPRESENTATIONS AND WARRANTIES; DISCLAIMER; LIMITATION OF LIABILITY.

6.1 Mutual Representations and Warranties. Each party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound.

6.2 Limited Services Warranty. AnaptysBio’s sole warranty with respect to each Project is that AnaptysBio will perform such Project with due care and in accordance with applicable laws and regulations (including, without limitation, laws and regulations relating to health, safety and the environment, fair labor practices, unlawful discrimination and animal welfare), (b) the terms and conditions contained herein and (c) generally prevailing industry standards.

6.3 Disclaimer. Except as expressly set forth herein, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. Without limiting the generality of the foregoing, Client acknowledges and agrees that AnaptysBio does not make, and that AnaptysBio hereby disclaims, any representation or warranty (a) that the Project Goals will be achieved by any Antibody generated in the course of any Project, (b) as to the safety or usefulness for any purpose of the AnaptysBio Technology or any Delivered Antibody, Delivered Antibody Information or other Results, or (c) that any Delivered Antibody, Product, Delivered

16

Antibody Information or other Results will be acceptable to any regulatory governmental agency to which they are presented or that Client will be able to market or otherwise exploit any Delivered Antibody or Product.

6.4 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF SECTION 4.1, 4.3 OR 4.4, OR ARTICLE 5 HEREOF, IN NO EVENT SHALL EITHER PARTY BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND THE COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE OTHER PARTY HAD NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; provided, however, that the foregoing shall not be construed to limit either party’s indemnification obligations under Article 8. [*]

7.	TERMINATION.

7.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, subject to earlier termination of this Agreement in accordance with this Article 7, shall continue until:

(a) the Success Fee Due Date for the last Project initiated during the Research Period, unless Client has timely paid the Success Fee for at least one Project on or before the Success Fee Due Date for such last Project; or

(b) if Client pays the Success Fee for at least one Project on or before the applicable Success Fee Due Date, the expiration of the last-to-expire of all Royalty Terms with respect to all Products associated with any Project for which Client obtained the assignment set forth in Section 4.1.

7.2 Termination of Agreement for Material Breach. Each party shall have the right to terminate this Agreement upon 60 days’ prior written notice to the other party upon or after the material breach of any provision of this Agreement by the other party if the breaching party has not cured such breach by the end of such 60-day period.

7.3 Termination by Client At Will. Client shall have the right, at any time prior to delivery to Client of the Delivered Antibodies and Delivered Antibody Information pursuant to Section 2.3 and in its sole discretion, to terminate this Agreement upon 30 days’ prior written notice to AnaptysBio.

7.4 Disposal of Materials and Information. In the event of expiration or any termination of this Agreement:

(a) each party shall return to the other party all Materials of the other party remaining in such party’s possession promptly following such expiration or termination, except as expressly provided in Section 7.5 (including any surviving sections of this Agreement referenced therein); provided that AnaptysBio shall destroy all Remaining Materials;

17	*Confidential Treatment Requested.

(b) each party shall return to the other party all Confidential Information of the other party (including all copies thereof) in such party’s possession; provided, however, that each party may retain one copy of the other party’s Confidential Information in such party’s secure archives for the sole purpose of monitoring compliance with its obligations hereunder; and provided, further, that a party may retain such Confidential Information of the other party as is necessary or useful for the exercise or enforcement of any of its rights under this Agreement that survive such expiration or termination pursuant to the applicable provisions of Section 7.5; and

(c) each party covenants that, from and after such expiration or termination, it will not use any Confidential Information of the other party for any purpose whatsoever, except as expressly set forth in Section 7.5 (including any surviving sections of this Agreement referenced therein).

7.5 Consequences of Termination or Expiration.

(a) Project Goals Not Achieved; Success Fee Not Paid. On a Project-by-Project basis, in the event of any termination or expiration of this Agreement, if the Project Goals for a Project were not met prior to such termination or expiration, and Client did not pay the Success Fee for such Project in full to AnaptysBio on or before the applicable Success Fee Due Date (or, if earlier, prior to termination or expiration of this Agreement), then: (i) Sections 4.1, 4.3 and 4.4(a) shall terminate with respect to such Project and be of no further force or effect; and (ii) clauses (i) through (iv) of Section 2.5(c) shall become effective with respect to such Project and survive such termination or expiration.

(b) Success Fee Paid. On a Project-by-Project basis, in the event of any termination or expiration of this Agreement, if Client paid the Success Fee for a Project in full on or before the Success Fee Due Date and prior to such termination or expiration, Sections 2.5(b), 4.1, 4.3 and 4.4(a) shall survive such termination or expiration with respect to such Project in accordance with their respective terms, subject to Client’s continued compliance with all applicable terms and conditions of this Agreement, including, without limitation, Sections 3.4 through 3.12 (which shall survive such termination).

(c) General. Except as expressly set forth in Section 7.4, 7.5(a) or 7.5(b), or below in this Section 7.5(c), upon expiration or any termination of this Agreement, all rights and obligations of the parties under this Agreement shall terminate and be of no further force or effect. The expiration or termination of this Agreement for any reason shall not release either party from any liability or obligation that, at the time of such expiration or termination, has already accrued to the other party or that is attributable to a period prior to such expiration or termination, nor will expiration or any termination of this Agreement preclude either party from pursuing all rights and remedies it may have under this Agreement , or at law or in equity, with respect to breach of this Agreement. In the event of expiration or any termination of this Agreement (and in addition to any provisions of this Agreement that survive pursuant to the preceding provisions of this Section 7.5), the following provisions of this Agreement shall survive such expiration or termination in accordance with their respective terms and conditions: Sections 2.6 (last sentence only), 3.11, 3.12, 4.2, 4.4(b), 4.5 (solely as it applies to Joint Patents), 4.6, 6.3, 6.4, 7.4 and 7.5, and Articles 5, 8 and 9.

8.	INDEMNIFICATION.

8.1 By Client. Client hereby agrees to save, defend, indemnify and hold harmless AnaptysBio and its officers, directors, employees, consultants and agents (each, an “AnaptysBio Indemnitee”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any AnaptysBio Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of (a) the use of Client Materials or Client Information in performance of a Project, (b) the development, manufacture, use, handling, storage, sale or other disposition of any Delivered Antibody or Product or use of any Delivered Antibody Information by or on behalf of Client or any Affiliate or Third Party to whom Client sells, licenses, transfers or disposes of its rights therein, (c) the negligence or willful misconduct of any Client Indemnitee, or (d) the breach by Client of any warranty, representation , covenant or agreement made by Client in this Agreement; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any AnaptysBio Indemnitee or the breach by AnaptysBio of any warranty, representation, covenant or agreement made by AnaptysBio in this Agreement.

8.2 By AnaptysBio. AnaptysBio hereby agrees to save, defend, indemnify and hold harmless Client and its officers, directors, employees, consultants and agents (each, a “Client Indemnitee”) from and against any and all Losses to which any Client Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of (a) the negligence or willful misconduct of any AnaptysBio Indemnitee, or (b) the breach by AnaptysBio of any warranty, representation, covenant or agreement made by AnaptysBio in this Agreement; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Client Indemnitee or the breach by Client of any warranty, representation, covenant or agreement made by Client in this Agreement.

8.3 Control of Defense. In the event a party seeks indemnification under Section 8.1 or Section 8.2, it shall inform the other party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration with no admission of fault) at the Indemnifying Party’s expense, and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim.

9.	MISCELLANEOUS.

9.1 Independent Contractor Relationship. AnaptysBio’s relationship with Client is that of an independent contractor, and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Neither party is an agent of the other party or authorized to make any representation, contract, or commitment on behalf of the other party.

9.2 Entire Agreement; Amendment. This Agreement, together with all Exhibits attached hereto, constitutes the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter, including, without limitation, that certain Mutual Confidentiality Agreement between the parties dated May 11, 2011 (the “CDA”); provided, however, that all “Confidential Information,” as such term is defined in the CDA, that was disclosed by a party to the other party pursuant to the CDA shall be deemed Confidential Information of such party for purposes of this Agreement. This Agreement (including its Exhibits) may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.

9.3 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

9.4 Severability. If any provision of this Agreement should be held invalid or unenforceable, the remaining provisions shall be unaffected and shall remain in full force and effect, to the extent consistent with the intent of the parties as evidenced by this Agreement as a whole.

9.5 Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent to an Affiliate of the assigning party or in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of any such transaction involving AnaptysBio (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than AnaptysBio) shall not be included in the technology subject to this Agreement. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties, and the name of a party appearing herein will be deemed to include the name of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

9.6 Governing Law. This Agreement shall be governed by the laws of the State of California, excluding its conflict of laws principles.

9.7 Force Majeure. Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.

9.8 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, by overnight courier, or by facsimile, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; or (b) if mailed, three calendar days after the date of postmark.

lf to AnaptysBio:	AnaptysBio, Inc.
10421 Pacific Center Court, Suite 200
San Diego, CA 92121
Attn: Chief Executive Officer
Fax: (858) 228-9642

If to Client:	Celgene Corporation
86 Morris Avenue
Summit, NJ 07901
Attn: George S. Golumbeski
Fax: (908) 673-2769

with a copy to:	Celgene Corporation
86 Morris Avenue
Summit, NJ 07901
Attn: Legal Department
Fax: (908) 673-2771

9.9 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement, shall be in the English language.

9.10 Counterparts. This Agreement may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this ANTIBODY GENERATION AGREEMENT on the Effective Date.

ANAPTYSBIO, INC.		CELGENE CORPORATION

By:	/s/ Hamza Suria	By:	/s/ G.S. Golumberski
Name:	Hamza Suria	Name:	G.S. Golumberski
Title:	Acting CEO	Title:	SVP Business Development

CELGENE CORPORATION

		By:	/s/ Robert J. Hugin
		Name:	Robert J. Hugin
		Title:	Chief Executive Officer

EXHIBIT A

Research Plan

[*]

*Confidential Treatment Requested.

EXHIBIT B

Steering Committee

(a) Steering Committee. A steering committee (hereinafter the “Steering Committee”) shall be formed within [*] after the Effective Date. The duties of the Steering Committee shall include:

[*]

(b) Steering Committee Composition. The Steering Committee shall be comprised of [*] representatives from each Party. The Steering Committee representatives from each party shall be designated by such party upon written notice to the other party, and each party can change its designated representatives from time to time upon written notice to the other party.

(c) Steering Committee Meetings. The Steering Committee shall meet [*] and meetings may be conducted by telephone, electronic mail, facsimile, video conference or in person. Up to [*] additional employees of each party may attend the Steering Committee meetings as non-voting observers. The Steering Committee shall be chaired by one of the representatives [*] (the “Chairperson”). The Chairperson shall prepare written minutes of each Steering Committee meeting and a written record of all Steering Committee decisions made during such meetings.

(d) Quorum; Required Vote. No Steering Committee meeting may be conducted unless at least [*] Steering Committee member from each party is participating. For the purposes of any approval or action taken by the Steering Committee, all decisions of the Steering Committee initially will be taken [*].

B-1	*Confidential Treatment Requested.